Exhibit 10.24

ADVANCED ENERGY INDUSTRIES, INC.

AMENDED AND RESTATED 2023 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[EMPLOYEE IDENTIFIER]

[FIRSTNAME] [LASTNAME]

You have been granted an award of Restricted Stock Units (this “Award”) of Advanced Energy Industries, Inc. (the “Company”) under the Advanced Energy Industries, Inc. Amended and Restated 2023 Omnibus Incentive Plan (the “Plan”), effective as of the Grant Date, with the terms and conditions set forth below.

Grant Date:	[DATE]
Vesting Commencement Date:	[VEST BASE DATE]
Number of Restricted Stock Units:	[TOTAL SHARES GRANTED]
Vesting Schedule; Forfeiture:

[VESTING SCHEDULE]

[If you retire from all employment and service with the Company after reaching age 60 and completing at least 5 years of continuous service at the Company, then this Award shall continue to vest in accordance with the vesting schedule set forth above for the twelve (12) months following the date of your retirement; provided that you (a) provide (i) written notice of your retirement to the Company at least 90 days after the Grant Date and (ii) such notice is at least six (6) months’ in advance of your retirement (which notice may be waived or shortened at the discretion of the Administrator (or its delegee, Chief Executive Officer)) and (b) if requested by the Company, execute a restrictive covenant agreement, effective as of the date of your retirement, in a form satisfactory to the Company. For clarity, there will be no acceleration of this Award’s vesting schedule and any portion of this Award that remains unvested 12 months after the date of your retirement shall be forfeited.][1]

Except as otherwise provided in [the immediately preceding paragraph or][2] any Company-issued executive change of control and severance agreement to which you are subject (a “CIC & Severance Agreement”), upon your termination of employment with, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Stock Units and any Dividend Equivalent Units have been settled and paid, Section 18 of the Plan will govern the effect of such termination or cessation on the Restricted Stock

1 Applicable to all award recipients, other than the Chief Executive Officer (“CEO”).

2 Applicable to all award recipients, other than the CEO.

3 Applicable to all award recipients, other than the CEO.

Units.  Upon a Change of Control, Section 17(c) of the Plan will apply to this Award.

[There is no right to discretionary acceleration of vesting of the Restricted Stock Units under this Award under any circumstance, and any such discretionary acceleration may occur only after consideration of Section 409A of the Internal Revenue Code.][3]

Settlement of Restricted Stock Units:

Subject to any applicable deferral election under a deferred compensation plan of the Company, [on the date which your Restricted Stock Units vest (or at any date later in the same calendar year)][4] [as soon as practicable after your Restricted Stock Units vest (but no later than the fifteen (15th) day of the third (3rd) month following the end of the fiscal year in which vesting occurs)][5], the Company will settle such vested Restricted Stock Units by, as determined by the Committee in its discretion, (a) making an appropriate book entry for a number of Shares equal to the number of Restricted Stock Units that have vested, (b) paying to you an amount in each equal to the product of the Fair Market Value at the time of settlement multiplied by the number of Restricted Stock Units that have vested or (c) settling a portion in Shares and a portion in cash.

Transferability of Restricted Stock Units:

You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Stock Units until they have settled. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Rights as Stockholder; Dividend Equivalent Units:

You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Restricted Stock Units or the Shares subject to the Restricted Stock Units (including with respect to voting or dividends) unless and until the Restricted Stock Units are settled in Shares; provided that your Award will include Dividend Equivalent Units as described below.

This Award includes Dividend Equivalent Units representing a right to receive a cash payment equal to any cash dividends that would have been received by you if each Restricted Stock Unit that vests hereunder had been an issued and outstanding Share on all dividend record dates between the Grant Date and the settlement date of such Restricted Stock Unit.  Any such cash payment shall

4 Applicable to all award recipients, other than the CEO.

5 Applicable to the CEO.

be made at the same time as the related Restricted Stock Units are settled.

Notwithstanding the foregoing, the Company may, in its discretion, rather than accruing and paying Dividend Equivalent Units in cash, deem Dividend Equivalent Units to be reinvested into a number of additional Restricted Stock Units determined by dividing the value of the dividend equivalents that would have been received by the Fair Market Value on the date of reinvestment, as determined by the Company.  Such additional Restricted Stock Units shall be subject to the same terms and conditions, and shall become vested and paid, or forfeited, at the same time and in the same form as the Restricted Stock Units to which the dividend equivalents relate.

Market Stand-Off:

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company.  Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company.  In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:

You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

To the extent that the receipt, vesting or settlement of the Restricted Stock Units or Dividend Equivalent Units, or other event, results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting or settlement of Restricted Stock Units or Dividend Equivalent Units; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Administrator or its delegee (or through such process as the Company communicates) before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
●
Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

●
The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof; provided that, to the extent a more favorable result would apply to you with respect to this Award in specific circumstances under the terms of a CIC & Severance Agreement to which you are a party, such terms of such CIC & Severance Agreement shall apply in such circumstances.  You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

●
By accepting the grant of the Restricted Stock Units, you agree not to sell any Shares acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

●
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

●
Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan.

●
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to you under this Award. This Award shall constitute an “unfunded” plan of the Company.

●
This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award.  Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

BY CLICKING ON THE “ACCEPT” BOX WHERE INDICATED IN THE COMPANY’S ELECTRONIC ACCEPTANCE PROCEDURE OR OTHERWISE ELECTRONICALLY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN AND REAFFIRM YOUR AGREEMENT TO ANY RESTRICTIVE COVENANTS SET FORTH IN ANY AGREEMENT BETWEEN YOU AND THE COMPANY OR ITS AFFILIATES.

ADVANCED ENERGY INDUSTRIES, INC.

By:_______________________

Date:_______________________